SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Foundry Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notes:

     On September 5, 2008, Foundry posted to its intranet a FAQs Regarding Status of the Brocade/Foundry Merger and Treatment of Foundry Employee’s Equity in the Merger (the “Employee FAQ”). On that same date, Foundry filed the Employee FAQ with the Securities and Exchange Commission as Soliciting Material Pursuant to Section 240.14a-12. Following the filing and posting of the Employee FAQ, Foundry identified an error in the text of the Employee FAQ and, following the close of business on September 5, 2008, Foundry posted to its intranet a corrected Employee FAQ which reads in its entirety as follows:
FAQs REGARDING STATUS OF THE BROCADE/FOUNDRY MERGER AND
TREATMENT OF FOUNDRY EMPLOYEE’S EQUITY IN THE MERGER
AS OF SEPTEMBER 5, 2008
Status of Merger Transaction

Q:	What is the status of Brocade’s acquisition of Foundry that was announced on July 21, 2008?
A:        On August 26, 2008, Brocade filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger with Foundry. The Registration Statement on Form S-4 registers the shares of Brocade common stock to be issued to Foundry stockholders in the merger, which in turn allows Foundry stockholders to trade the shares of Brocade common stock that they receive in the merger. The Registration Statement on Form S-4 also contains the proxy statement/prospectus to be sent to Foundry stockholders in connection with the special meeting of Foundry stockholders to vote on the adoption of the merger agreement.
See “Additional Information” below for information regarding how you may obtain a copy of the Registration Statement on S-4.

Q:	What will happen in the merger?
A:        Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of Brocade will merge with and into Foundry, and Foundry will survive the merger and continue as a wholly-owned subsidiary of Brocade.
At the effective time of the merger, each outstanding share of Foundry common stock will be converted into the right to receive a combination of $18.50 in cash, without interest, and 0.0907 of a share of Brocade common stock, subject to adjustment for stock splits, stock dividends and similar events.
In lieu of any fractional share of Brocade common stock resulting from the exchange, each Foundry stockholder will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of the shares of Brocade common stock issuable to such stockholder pursuant to the merger.
Example: If you own 1,000 shares of outstanding Foundry common stock, you will receive (i) $18,500 in cash (computed as 1,000 shares of Foundry common stock x $18.50 per share = $18,500) and (ii) 90 shares of Brocade Common Stock (computed as 1,000 shares of Foundry common stock x 0.0907 shares of Brocade common stock = 90.7 shares). In addition, you will be entitled to receive additional cash from Brocade based on the then-current market value of Brocade common stock in lieu of the 0.7 fraction of a share of Brocade common stock that you would otherwise be entitled to receive. In this example, based on an estimated Brocade stock price of $7.25 (which was Brocade’s closing stock price on September 3, 2008), you would be entitled to receive an additional $5.08 in cash in lieu of the 0.7 fractional share of Brocade common stock (computed as $7.25 multiplied by 0.7).
In addition, Foundry stock options and restricted stock units will be converted in the merger as described below under “Treatment of Foundry Employee’s Equity.”
Treatment of Foundry Employee’s Equity

Q:	What will happen to my stock options, restricted stock units and restricted stock?
A:        Subject to certain limited exceptions, all outstanding Foundry stock options and restricted stock units will, at the effective time of the merger, be assumed by Brocade or replaced with reasonably equivalent Brocade equity awards.
Stock Options. The number of shares of Brocade common stock subject to each assumed or replaced Foundry option will be determined by multiplying the number of shares of Foundry common stock subject to the original Foundry option immediately prior to the effective time of the merger by the conversion ratio (calculated as set forth below), and rounding the resulting aggregate number down to the nearest whole number of shares of Brocade common stock. The exercise price per share for each assumed or replaced Foundry option will be equal to the exercise price per share of the original Foundry option divided by the conversion ratio, rounded up to the nearest whole cent. Each assumed or replaced stock option will continue to be subject to all other terms that were applicable to the original Foundry option, including the term, exercisability and vesting schedule. (Refer below to “Example of Conversion of Foundry Stock Options”).
Restricted Stock Units. The number of shares of Brocade common stock subject to each assumed or replaced Foundry restricted stock unit will be determined by multiplying the number of shares of Foundry common stock subject to the original Foundry restricted stock unit immediately prior to the effective time of the merger by the conversion ratio (calculated as set forth below), and rounding the resulting aggregate number down to the nearest whole number of shares of Brocade common stock. Each assumed or replaced restricted stock unit will continue to be subject to all other terms that were applicable to the original Foundry restricted stock unit, including the vesting schedule. (Refer below to “Example of Conversion of Foundry Restricted Stock Units”)
Conversion Ratio. For purposes of the assumption or replacement of your Foundry option for a Brocade option or your Foundry restricted stock unit for a Brocade restricted stock unit, the “conversion ratio” means the sum of (i) 0.0907 of a share of Brocade common stock (the per share stock portion of the merger consideration) and (ii) the number of shares of Brocade common stock equal to $18.50 (the per share cash portion of the merger consideration) divided by the average of the closing sale price of a share of Brocade Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the date the merger closes.
Restricted Stock. Each share of Foundry restricted stock that is outstanding at the effective time of the merger and is unvested or subject to a repurchase option, risk of forfeiture or other condition under a restricted stock purchase agreement or similar agreement with Foundry will be entitled to receive the same cash and shares of Brocade common stock issued in exchange for shares of Foundry common stock as other Foundry stockholders (i.e., a combination of $18.50 in cash and 0.0907 of a share of Brocade common stock per share of Foundry common stock, plus additional cash in lieu of any fractional shares). However, subject to certain limited exceptions, the cash and shares of Brocade common stock to be received in exchange for such shares of Foundry restricted stock will remain unvested and will continue to be subject to the same repurchase option, risk of forfeiture or other condition. Such cash and shares of Brocade common stock will be held by Brocade and delivered to the holder of such shares of Foundry restricted common stock when such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates.
Example of Conversion of Foundry Stock Options:
If at the time of the merger you hold an option to acquire 1,000 shares of Foundry common stock with an exercise price per share of $10, based on the assumptions noted in the calculations below, your Foundry option will be converted into an option to acquire 2,600 shares of Brocade common stock at a $3.85 exercise price per share, calculated as follows:
(1) Calculation of the Conversion Ratio: Assuming that the average of the closing sale price of a share of Brocade common stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the effective time of the merger is $7.37 (which is the average of the closing sale price of a share of Brocade common stock for the five consecutive trading days ended September 3, 2008 and which is used herein solely as an assumption for purposes of the numerical examples described herein), the conversion ratio would be 2.6009 (computed as .0907 + ($18.50/$7.37) = 2.6009).
(2) Calculation of Number of Shares Subject to the Converted Option: Assuming a conversion ratio of 2.6009, your Foundry option would become an option to acquire 2,600 shares of Brocade common stock (computed as the conversion ratio of 2.6009 multiplied by 1,000 shares of Foundry common stock subject to your Foundry option = 2,600 shares of Brocade common stock, which is rounded down to the nearest whole share).
(3) Calculation of the Per Share Exercise Price of the Converted Option: Assuming a conversion ratio of 2.6009, the exercise price of your converted option would be $3.85 per share of Brocade common stock (computed as $10 (the original exercise price of your Foundry option) divided by 2.6009 (the conversion ratio) = $3.85, which is rounded up to the nearest whole cent).
Assumed or replaced stock options will continue to be subject to all other terms that were applicable to the original Foundry option, including the term, exercisability and vesting schedule.
Example of Conversion of Foundry Restricted Stock Units:
If at the time of the merger you hold a restricted stock unit representing the right to be issued 1,000 shares of Foundry common stock upon settlement, based on the assumptions noted in the calculations below, your Foundry restricted stock unit would be converted into a restricted stock unit representing the right to be issued 2,600 shares of Brocade common stock upon settlement, calculated as follows:
(1) Calculation of the Conversion Ratio: Assuming that the average of the closing sale price of a share of Brocade common stock as reported on the NASDAQ Global Select Market for each of the five consecutive days immediately preceding the effective time of the merger is $7.37, the conversion ratio would be 2.6009 (computed as .0907 + ($18.50/$7.37)= 2.6009).
(2) Calculation of Number of Shares Subject to the Brocade Restricted Stock Unit: Assuming a conversion ratio of 2.6009, your restricted stock unit would be converted into the right to be issued 2,600 shares of Brocade common stock upon settlement (computed as the conversion ratio of 2.6009 multiplied by 1,000 shares of Foundry common stock issuable upon settlement of your Foundry restricted stock unit = 2,600 shares of Brocade common stock, which is rounded down to the nearest whole share).
Assumed or replaced restricted stock units will continue to be subject to all other terms and conditions that were applicable to the original Foundry restricted stock unit, including the vesting schedule.

Q:	How will the merger affect my participation in Foundry’s Employee Stock Purchase Plan (ESPP)?
A:        At the election of Brocade, either:
(i)	the Foundry ESPP will be terminated prior to the completion of the merger, at which time the funds then held in your ESPP payroll account will be used to purchase Foundry common stock pursuant to the terms of the Foundry ESPP, and such shares of Foundry common stock would be converted into the same cash and shares of Brocade common stock issued in exchange for shares of Foundry common stock as other Foundry stockholders, or

(ii)	your rights to purchase Foundry common stock pursuant to the Foundry ESPP will be converted at the effective time of the merger into rights to purchase shares of Brocade common stock based on an exchange ratio derived from the per-share merger consideration as set forth in the merger agreement, and otherwise continue on substantially similar terms following the completion of the merger.
ESPP participants will be notified as to the applicable course of action as soon as practicable.
Example of Treatment of Foundry ESPP Shares if the ESPP is Terminated Prior to the Effective Time:
If you have contributed a total of $1,000 to the Foundry ESPP upon the termination of the ESPP prior to the completion of the merger, based on the assumptions noted in the calculations below, your Foundry ESPP contribution would be converted into the right to receive 67 shares of Foundry common stock on the purchase date, which would be converted into $1,239.50 in cash and 6 shares of Brocade common stock in the merger, calculated as follows:
(1) Calculation of the Number of Shares of Foundry Common Stock Purchased: Pursuant to the terms of the ESPP, the number of shares of Foundry common stock to be issued upon the termination of the ESPP is 67 shares of Foundry common stock (computed as $1,000 divided by 85% of the lesser of $17.36, the fair market value of a share of Foundry common stock on the offering date and $19.25, the assumed fair market value of a share of Foundry common stock on the termination date of the ESPP).
(2) Calculation of the Amount of Cash and Number of Shares of Brocade Common Stock to be Issued in the Merger. Assuming that 67 shares of Foundry common stock are issued to you under the ESPP, in the merger you will receive (i) $1,239.50 in cash (computed as 67 shares of Foundry common stock x $18.50 per share = $1,239.50) and (ii) 6 shares of Brocade common stock (computed as 67 shares of Foundry common stock x 0.0907 shares of Brocade common stock = 6.08). In addition, you will be entitled to receive additional cash from Brocade based on the then-current market value of Brocade common stock in lieu of the .08 fraction of a share of Brocade common stock that you would otherwise be entitled to receive. In this example, based on an estimated Brocade stock price of $7.25 (which was Brocade’s closing stock price on September 3, 2008), you would be entitled to receive an additional $0.58 in cash in lieu of the 0.08 fractional share of Brocade common stock (computed as $7.25 multiplied by 0.08).
Example of Treatment of Foundry ESPP Shares if Brocade Elects to Assume the ESPP:
The number of shares of Brocade common stock to be purchased in the event Brocade elects to assume the ESPP will be determined by dividing the amount of your contribution by 85% of the lesser of (i)

$17.36, the fair market value of a share of Foundry common stock on the offering date divided by the conversion ratio (calculated in the same manner as described above) with result rounded up to the nearest whole cent and (ii) the fair market value of a share of Brocade common stock on the purchase date of the ESPP, which cannot be estimated with certainty at this point).

Q:	What are the tax consequences of the conversion of my stock options, restricted stock units and/or restricted stock in the merger?
A:        Because tax matters are very complicated and the consequences of the merger to any particular Foundry securityholder will depend on that holder’s particular facts and circumstances, each holder of Foundry common stock (including restricted common stock), stock options, restricted stock units and employee stock purchase plan rights, is strongly encouraged to consult his or her personal tax advisor regarding questions with respect to his or her personal tax consequences.
Additional Information
In connection with the proposed transaction, on August 26, 2008, Brocade filed a Registration Statement on Form S-4 that includes the proxy statement/prospectus. Investors and security holders are urged to read the Registration Statement on Form S-4 and the related proxy/prospectus because they contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at www.brcd.com or Foundry’s website at www.foundrynet.com/company/ir/ or the SEC’s website at www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.